AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the ___ day of October, 2018, to the Fund Accounting Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit I is hereby superseded and replaced with Amended Exhibit I attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

SERIES PORTFOLIOS TRUST             U.S. BANCORP FUND SERVICES, LLC

By: ______________________________        By: ________________________________

Name: John J. Hedrick                Name:
Title: President          Title:
Exhibit I to the Series Portfolios Trust Fund Accounting Servicing Agreement

Name of Series
MProved Systematic Long-Short Fund
MProved Systematic Merger Arbitrage Fund
MProved Systematic Multi-Strategy Fund;

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at July 1, 2018
Annual Fee Based Upon TOTAL MANAGED Assets at the complex level*
8 basis points on the first $__
6 basis points on the next $__
5 basis points on the next $__
3 basis points on the balance
Minimum Annual Fee: $__ for three funds. Add $80,000 for each additional fund.

▪	Additional fee of $__ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-adviser

Services Included in Annual Fee

▪	Advisor Information Source – On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services

▪	$__ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, Equity Total Return Swaps, ETFs

▪	$__ – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$__ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$__ – Interest Rate Swaps, Foreign Currency Swaps

▪	$__ – Bank Loans

▪	$__ – Swaptions

▪	$__ – Intraday money market funds pricing, up to 3 times per day

▪	$__ – Credit Default Swaps

▪	$__ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)

▪	$__ per Foreign Equity Security per Month

▪	$__ per Domestic Equity Security per Month

▪	$__ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$__ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.
Exhibit I (continued) to the Series Portfolios Trust
Fund Accounting Servicing Agreement

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule
Chief Compliance Officer Annual Fees*

▪	$__ for the first fund (subject to Board approval)

▪	$__ for each additional fund (subject to change based on Board review and approval)

▪	$__ per sub-advisor per fund

▪	Non-USBFS Distribution fee of $5,000 per year

▪	Per advisor relationship, and subject to change based upon board review and approval.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Adviser’s Signature below acknowledges approval of the Fund Accounting fee schedule on this amended Exhibit I.

Magnetar Asset Management, LLC

By:

Printed Name: ________________________

Title: ________________________________    Date: _____________________________

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